Exhibit 10.2

March 31, 2014

James M. Weaver

Dear Jim:

Interleukin Genetics, Inc. (the “Company”) is pleased to invite you to serve as the Chairman of the Company’s board of directors (the “Board”). If you accept this invitation, your membership on the Board will commence upon your formal election to the Board, which the Company expects to occur as soon as practicable following your acceptance. The following is some information on the terms of your service as Chairman of the Board.

In consideration for your service as Chairman of the Board, you will receive an annual retainer of $50,000 payable in arrears in quarterly installments of $12,500 on the last day of each calendar quarter and prorated for any partial quarter. You will also be granted a non-qualified stock option to acquire 125,000 shares of the Company’s common stock, at an exercise price equal to the closing price of the common stock on the date of your formal election to the Board. The option will vest as to 1/3 of the shares on the first anniversary of the date of grant and as to 1/24 of the remaining shares at the end of each month beginning on April 30, 2015. Additionally in accordance with the Company’s Director Compensation Policy you will be entitled to receive the following:

•	for service as the chair of a committee, an annual retainer of $7,500;
•	for service as a non-chair member of a committee, an annual retainer of $5,000; and
•	for each Board or committee meeting attended in person, by teleconference or by video, $1,500.

The Company will reimburse reasonable travel and other business expenses in connection with your duties as a Board member in accordance with the Company's generally applicable policies.

As a member of the Board, you agree to hold in confidence and trust and to act in a fiduciary manner with respect to all confidential information provided to you by the Company or other members of the Board. You acknowledge that the Company and the Board reserves the right to withhold any information and to exclude you from any portion of a Board meeting if such information or attendance could reasonably be expect to result in a conflict of interest with your duties to a third party or adversely affect the attorney-client privilege between the Company and its counsel.

Nothing in this invitation or any stock option agreement should be construed to interfere with or otherwise restrict in any way the rights of the Company's stockholders to remove any individual from the Board at any time in accordance with the provisions of applicable law.

We hope that you find the foregoing terms acceptable. You may indicate your agreement with these terms and accept this invitation by signing and dating this letter and returning it to me.

If you have any questions, please call me at 781-398-0705.

Very truly yours,

Interleukin genetics, Inc.

By:	/s/ Kenneth S. Kornman
Name:	Kenneth S. Kornman
Title:	President and CEO

I have read and accept this invitation:

/s/ James M. Weaver
James M. Weaver

Dated: March 31, 2014